Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIOS

Digital Realty Trust, Inc.

RATIO OF EARNINGS TO FIXED CHARGES, PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

RATIO OF EBITDA TO FIXED CHARGES, PRO FORMA RATIO OF EBITDA TO FIXED CHARGES

AND PRO FORMA RATIO OF EBITDA TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

						The Predecessor
	The Company		The Predecessor	The Company	The Company and the Predecessor	Historical Combined		Period from February 28, 2001 (inception) through December 31,
	Pro Forma Consolidated	Historical Consolidated	Historical Combined	Pro Forma Consolidated	Historical Combined
	Three months ended March 31,			Year Ended		Year Ended December 31,		Historical Combined
	2005	2005	2004	December 31, 2004	December 31, 2004	2003	2002	2001
Fixed Charges:

Interest	10,459	8,121	3,813	41,860	24,461	10,091	5,249	—
Interest within rental expense	28	28	28	113	113	66	—	—

Fixed Charges	10,487	8,149	3,841	41,973	24,574	10,157	5,249	—

EBITDA:

Net income (loss)	3,763	2,739	3,461	5,371	4,557	16,642	(61)	(2,758)
Add Back Minority Interests in Operating Partnership	4,628	2,159	—	6,608	(10,214)	—	—	—
Add Back Interest Expense	10,459	8,121	3,813	41,860	24,461	10,091	5,249	—
Add Back Depreciation and Amortization	16,379	12,143	5,507	62,316	31,398	16,295	7,659	—

EBITDA	35,229	25,162	12,781	116,155	50,202	43,028	12,847	(2,758)

Earnings:

Net Income (Loss) Before Minority Interest in Operating Partnership but after Minority Interest in Consolidated Joint Ventures	8,391	4,898	3,461	11,979	(5,657)	16,642	(61)	(2,758)
Add Back Fixed Charges	10,487	8,149	3,841	41,973	24,574	10,157	5,249	—

Earnings	18,878	13,047	7,302	53,952	18,917	26,799	5,188	(2,758)

Preferred Dividends	3,300	1,271	—	13,198	—	—	—	—

Ratio of Earnings to Fixed Charges	—	1.60	1.90	—	0.77	2.64	0.99	—
Pro Forma Ratio of Earnings to Fixed Charges	1.80	—	—	1.29	—	—	—	—
Ratio of Earnings to Fixed Charges and Preferred Dividends	—	1.39	—	—	—	—	—	—
Pro Forma Ratio of Earnings to Fixed Charges and Preferred Dividends	1.37	—	—	0.98	—	—	—	—
Ratio of EBITDA to Fixed Charges	—	3.09	3.33	—	2.04	4.24	2.45	—
Pro Forma Ratio of EBITDA to Fixed Charges	3.36	—	—	2.77	—	—	—	—
Ratio of EBITDA to Fixed Charges and Preferred Dividends	—	2.67	—	—	—	—	—	—
Pro Forma Ratio of EBITDA to Fixed Charges and Preferred Dividends	2.56	—	—	2.11	—	—	—	—